Exhibit 10.78

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”), dated as of February 21, 2008, by and among RADIATION THERAPY SERVICES HOLDINGS, INC., a Delaware corporation (“Holdings”), RADIATION THERAPY SERVICES, INC., a Florida corporation (the “Company”), and NORTON TRAVIS (“Executive”).

WHEREAS, the Company is engaged in the business of providing radiation therapy services to cancer patients;

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Radiation Therapy Investments, LLC, a Delaware limited liability company, Holdings and RTS MergerCo, Inc., a Florida corporation (“Merger Sub”), dated as of October 19, 2007, pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger and a wholly-owned subsidiary of Holdings;

WHEREAS, the Company wishes to assure itself of the services of the Executive for the period provided in this Agreement and the Executive is willing to serve in the employ of the Company for such period upon the terms and conditions hereinafter set forth; and

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:

1.   EMPLOYMENT.  The Company hereby agrees to employ the Executive upon the terms and conditions herein contained, and the Executive hereby agrees to accept such employment for the term described below. The Executive agrees to serve as the Company’s Executive Vice President and General Counsel during the term of this Agreement. In such capacity, the Executive shall have the authorities, functions, powers, duties and responsibilities that are customarily associated with such position and as the Chief Executive Officer or the board of directors of the Company (the “Board”) may reasonably assign to him from time to time consistent with such position. It is expressly agreed and understood that Executive shall be based in New York and shall travel to the Company’s headquarters in Fort Myers, Florida and other Company locations on a periodic basis, at the Company’s expense, as necessary. The Company acknowledges and agrees that Executive may continue to serve as “of counsel” to the law firm of Garfunkel, Wild & Travis, P.C. (“GWT”) with the express understanding that (x) such “of counsel” arrangement shall include only minimal services related to transition and (y) Executive shall not receive any compensation or ongoing financial or other interest in the law firm (other than any vested retirement benefit interest).

Throughout the term of this Agreement, the Executive shall devote his best efforts and substantially all of his business time and services to the business and affairs of the Company. The Executive currently serves on the board of directors of the entities set forth on the attached Exhibit A. Nothing herein shall preclude Executive from (i) serving or continuing to serve on the board of directors of entities that do not compete with the Company and to the extent such service does not materially interfere with Executive’s performance under this Agreement; provided that Executive will not agree to serve or actually serve on the board of directors of any entity for which he has not previously served without first notifying the Board or (iii) serving or continuing to serve on the boards or advisory committees of medical, charitable or other similar organizations to the extent such service does not materially interfere with Executive’s performance under this Agreement. As periodically requested by the Board, Executive shall use commercially reasonable efforts to assist the Board in determining whether Executive’s membership on the board of directors or any other involvement with any entity could reasonably be expected to result in health care compliance issues or liability for the Company or any of its subsidiaries, affiliates and/or joint ventures and to take such actions as are reasonably requested by the Board to remedy and/or mitigate any such issues or liability identified by the Board.

2.         TERM OF AGREEMENT.  The initial five (5) year term of Executive’s employment under this Agreement shall commence as of the date of closing of the Merger (the “Effective Date”). After the expiration of such initial 5 year employment period, the term of the Executive’s employment hereunder shall automatically be extended without further action by the parties for successive two (2) year renewal terms, provided that if either party gives the other party at least one hundred twenty (120) days advance written notice of its intention to not renew this Agreement for an additional term, the Agreement shall terminate upon the expiration of the current term.

Notwithstanding the foregoing, the Company shall be entitled to terminate this Agreement immediately before the end of the initial term or any renewal term, subject to a continuing obligation to make the payments, if any, required under Section 5 below, if the Executive (i) becomes Disabled (as defined in Section 5(c) below), (ii) is terminated by the Company for Cause or without Cause or (iii) voluntarily terminates his employment for Good Reason or for any other reason or no reason before the then current term of this Agreement expires.

3.   EXECUTIVE COMPENSATION.

(a) Annual Base Salary. The Executive shall receive an annual base salary during the term of this Agreement at a rate of not less than Nine Hundred Thousand Dollars ($900,000) (as increased from time to time pursuant to this Agreement, the “Base Salary”), payable in installments consistent with the Company’s normal payroll schedule. The Board or its Compensation Committee (the “Compensation Committee”) shall review this Base Salary at annual intervals, and may, but shall not be obligated to, increase the Base Salary from time to time as the Board or the Compensation Committee deems to be appropriate.

(b) Performance Incentive Bonus. The Executive shall also be entitled to receive an annual performance-based incentive bonus from the Company during the term of this Agreement with a target bonus amount not less than $300,000 per annum (as the Board may, but shall not be obligated to adjust from time to time, the “Target Bonus”), the actual amount of the bonus to be determined by the Board, in good faith, on an annual basis pursuant to a bonus plan based on factors including, without limitation, the Company’s achievement of earnings before interest, taxes, depreciation and amortization and net debt targets (the “Bonus Plan”). The bonus amount to be paid to the Executive in any given year pursuant to the Bonus Plan shall be referred to as the Executive’s “Bonus.” The Bonus shall be paid to the Executive within thirty (30) days following the availability of the Company’s annual financial statements and shall be payable in cash.

4.   ADDITIONAL COMPENSATION AND BENEFITS.  The Executive shall receive the following additional compensation and welfare and fringe benefits:

(a) Participation in Benefit Plans. The Executive shall be eligible to participate in the employee benefit plans and programs maintained by the Company from time to time for its executives, or for its employees generally, including without limitation any life, medical, dental, accidental and disability insurance and profit sharing, pension, retirement, savings, stock option, incentive stock and deferred compensation plans, in accordance with the terms and conditions as in effect from time to time.

(b) Vacation. The Executive shall be entitled to no less than four (4) weeks of vacation (or such greater vacation benefits as may be provided in the future by the Board or Compensation Committee) during each year during the term of this Agreement and any extensions thereof, prorated for partial years.

(c) Business Expenses. The Company shall reimburse the Executive for all reasonable expenses he incurs, in accordance with the Company’s then-current policies, in promoting the Company’s business, including expenses for travel, entertainment of business associates, service and usage charges for business use of cellular phones and similar items, continuing legal education and full time secretarial support, upon presentation by the Executive from time to time of an itemized account of such expenditures.

(d) Other. In addition to the benefits provided pursuant Sections 4(a), 4(b) and 4(c), the Executive shall be eligible to participate in such other executive compensation and retirement plans of the Company as are available generally to other officers, and in such welfare benefit plans, programs, practices and policies of the Company as are generally applicable to other key employees, including any deferred compensation plan made generally available to the senior officers of the Company. The Company will use commercially reasonable efforts to obtain on behalf of Executive long-term disability insurance coverage during the term of the Agreement on such terms and conditions as are standard in the industry.

5.   PAYMENTS UPON TERMINATION.

(a) Involuntary Termination. If the Executive’s employment is terminated by the Company during the term of this Agreement, the Executive shall be entitled to receive his Base Salary accrued and unpaid through the date of termination (the “Termination Date”) and his earned and unpaid Bonus, if any, for the fiscal year ending prior to the Termination Date. The Executive shall also receive any nonforfeitable benefits already earned and payable to him under the terms of any deferred compensation, incentive or other benefit plan maintained by the Company, payable in accordance with the terms of the applicable plan. The payments and benefits that the Executive shall be entitled to pursuant to this Section 5(a) are collectively referred to as the Executive’s “Accrued Compensation”.

(b) Severance Payments. If the Executive’s employment is terminated (i) by the Company without Cause or (ii) by the Executive for Good Reason, in addition to payment of the Accrued Compensation, the Company shall also be obligated to make a series of monthly payments to the Executive for a period of thirty-six (36) months immediately following the Termination Date provided, however, in the event the Executive is terminated after the second anniversary of the Effective Date, such thirty-six month period shall be reduced to twenty four (24) months. Each monthly payment shall be equal to one-twelfth (l/12th) of the sum of (x) the Executive’s annual Base Salary, as in effect on the Termination Date, plus (y) the Executive’s Bonus for the year immediately prior to the year during which termination occurs; provided that for purposes of this Section 5(b), Executive’s 2007 Bonus shall be deemed to be $300,000.

(c) Disability. The Company shall be entitled to terminate this Agreement, if the Board determines that the Executive has been unable to attend to his duties for at least one-hundred and twenty (120) days out of any three hundred and sixty (360) day period because of a medically diagnosable physical or mental condition, and has received a written opinion from a physician acceptable to the Board that such condition prevents the Executive from resuming full performance of his duties at such time and during the succeeding 120 days or is likely to continue for an indefinite period (any such condition, a “Disability”). If the Company terminates this Agreement due to Executive’s Disability, the Executive shall be entitled to receive the Accrued Compensation and any disability benefits payable pursuant to any long-term disability plan or other disability program or insurance policies maintained or provided by the Company.

(d) Termination for Cause. If the Executive’s employment is terminated by the Company for Cause, the amount the Executive shall be entitled to receive from the Company shall be limited to the Accrued Compensation.

For purposes of this Agreement, the term “Cause” shall be limited to (i) any action by the Executive involving willful disloyalty to the Company, such as embezzlement, fraud, misappropriation of corporate assets or a breach of the covenants set forth in Sections 8 and 9 below; (ii) the Executive being convicted of or entering a plea of guilty or no contest or similar plea with respect to, a felony; (iii) the Executive being convicted of or entering a plea of guilty or no contest or similar plea with respect to, any lesser crime or offense (x) committed in connection with the performance of his duties hereunder, (y) involving fraud, dishonesty or moral turpitude or (z) that causes the Company or any of its subsidiaries a substantial and material financial detriment; (iv) substantial neglect or willful misconduct in carrying out Executive’s material duties (other than resulting from the Executive’s Disability) or violations of policies of the Company and/or its subsidiaries resulting in material harm to the Company or any of its subsidiaries; or (v) substantial and repeated failure, refusal or inability (except where due to illness or Disability) to perform Executive’s duties hereunder. Notwithstanding the foregoing, no termination pursuant to subsection (iv) or (v) shall be treated as termination for Cause unless the Board has provided the Executive with written notice specifying in reasonable detail the alleged Cause for termination and the Cause is not cured within 30 days after the date of such notice.

(e) Voluntary Termination by the Executive. If the Executive resigns or otherwise voluntarily terminates his employment and the termination is not for Good Reason, the Executive shall only be entitled to the Accrued Compensation upon such termination.

For purposes of this Agreement, a termination by the Executive shall be for “Good Reason” if the Executive resigns during the period of three months after the date the Executive is (i) assigned to a position other than Executive Vice President and General Counsel of the Company (other than any such assignment for Cause or by reason of Disability) without the Executive’s consent, (ii) assigned duties materially inconsistent with such position (other than any such assignment for Cause or by reason of Disability) without the Executive’s consent, and such assignment is not rectified within 15 business days after written notice to the Company, (iii) transferred to a geographic location of employment more than 30 miles from the current location of employment without the Executive’s consent, (iv) directed to report to anyone other than the Chief Executive Officer, without the Executive’s consent or (v) the Company materially breaches any material term of this Agreement; provided that no breach of this Agreement by the Company shall be deemed to constitute “Good Reason” unless the Executive provides the Board with written notice specifying in reasonable detail the alleged breach and such breach is not cured within 30 days after the date of such notice.

(f) Release. In order to receive the payment(s) provided for in this Section 5, Executive must execute and deliver to the Company a release substantially similar to the form attached hereto as Exhibit B.

6.   DEATH.  If the Executive dies during the term of this Agreement, the Company shall pay to the Executive’s estate a lump sum payment equal to the sum of (i) the Executive’s Accrued Compensation, plus (ii) the product of (x) the Board’s good faith estimated annual Bonus for the fiscal year during which the death occurs based on the performance of the Company at the time of death and (y) a fraction, the numerator of which is the number of whole and partial months in the fiscal year in which the death occurs through the date of death, and the denominator of which is 12. In addition, the death benefits payable by reason of the Executive’s death under any retirement, deferred compensation or other employee benefit plan maintained by the Company shall be paid to the beneficiary designated by the Executive in accordance with the terms of the applicable plan or plans.

7.   WITHHOLDING.  The Company shall, to the extent permitted by law, have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.

8.   PROTECTION OF CONFIDENTIAL INFORMATION.  The Executive agrees that he will keep all confidential and proprietary information of the Company or relating to its business (including, but not limited to, information regarding the Company’s customers, pricing policies, methods of operation, proprietary computer programs and trade secrets) (collectively, the “Confidential Information”) confidential, and that he will not (except with the Company’s prior written consent), while in the employ of the Company or at any time thereafter, disclose any such confidential information to any person, firm, corporation, association or other entity, other than in furtherance of his duties hereunder, and then only to those with a “need to know.” The Executive shall not make use of any such Confidential Information for his own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company) under any circumstances during or at any time after the term of his employment. The foregoing shall not apply to any information which is already in the public domain, or is generally disclosed by the Company or is otherwise in the public domain at the time of disclosure, except if such information is in the public domain as a result of the Executive’s actions in contravention of this Section 8.

In the event that the Executive is requested or required by judicial, legislative or regulatory process to disclose any Confidential Information, the Executive will provide the Company with commercially reasonable notice of any such request or requirement so that the Company may seek a protective order, seek to narrow the scope of the disclosure sought or other appropriate remedy and/or waive compliance with the terms of this agreement. The Executive agrees to provide commercially reasonable assistance to the Company at the Company’s sole expense in seeking a protective order or other remedy, if requested by the Company. If a protective order or other remedy is not obtained and, based on the advice of counsel, Executive determines disclosure is required, the Executive may make such disclosure without liability under this Agreement provided that the Executive may disclose only that portion of the Confidential Information which is legally required, and to a commercially reasonable extent, the Executive shall give the Company notice of the information to be disclosed as far in advance of its disclosure as practicable and, the Executive shall use commercially reasonable efforts to ensure that confidential treatment will be accorded to all such disclosed information.

The Executive recognizes that because his work for the Company will bring him into contact with confidential and proprietary information of the Company, the restrictions of this Section 8 are required for the reasonable protection of the Company and its investments and for the Company’s reliance on and confidence in the Executive.

9.   PROHIBITION OF CERTAIN ACTIVITIES. In consideration of the transactions contemplated hereby, the Executive hereby covenants and agrees that he will not, for a period beginning on the date of this Agreement and ending three (3) years (the “Restricted Period”) after such Executive’s Termination Date, except in the event that the Executive’s Termination Date occurs after the second anniversary of the date hereof, in which case, the Restricted Period shall end two (years) after such Executive’s Termination Date, (i) engage in any business activities for himself or on behalf of any enterprise in any capacity or own any interest in any entity which compete or are competitive with the Company in the business of organizing, establishing, developing, providing or managing radiation therapy services or services ancillary thereto, in any state in which the Company, its subsidiaries, affiliates and/or any of its joint ventures then operate or has plans to operate as of the Executive’s Termination Date, (ii) interfere or disrupt or attempt to interfere or disrupt, the relationships between the Company, its subsidiaries, affiliates and/or joint ventures and any patient, referral source or supplier or other person having business relationships with the Company, its subsidiaries, affiliates and/or joint ventures, (iii) solicit, induce or hire, or attempt to solicit, induce or hire, any employee of the Company, its subsidiaries, affiliates and/or joint ventures or (iv) publish or make any disparaging statements about the Company, any affiliate of the Company, or any of their directors, officers or employees, under circumstances where it is reasonably foreseeable that the statements will be made public (the activities described in clauses (i) through (iv) above, collectively, “Prohibited Activities”), Notwithstanding the foregoing, this Section 9 will be of no force and effect for the period (the “Toll Period”) during which the Company fails to make the payments, if any, required under Section 5(b) and such payments are in fact due and payable pursuant to Section 5(b), provided that the Toll Period shall not take effect unless the Executive provides the Board with written notice that such payments are due and payable and the Company does not make such payments within 30 days after the date of such notice. The Executive will be deemed to be engaged in Prohibited Activities if he engages or participates in any entity that engages in Prohibited Activities or becomes affiliated with any person who engages in Prohibited Activities as an employee, officer, director, consultant, advisor, legal counsel, agent, partner, proprietor or other participant; provided, that the ownership of no more than 2 percent of the stock of a publicly traded corporation shall not be deemed participation in or affiliation with an entity or person so long as the Executive has no other connection or relationship with such entity or person.

Notwithstanding anything to the contrary herein, after the termination of this Agreement, the following shall not be deemed Prohibited Activities under clause (i) above: working for a hospital or healthcare system; provided that and only for so long as (i) less than 10% of such hospital or health care system’s revenues relate to radiation therapy services, (ii) such hospital or health care system’s (in addition to any other entity affiliated with such hospital or healthcare system for which such entity and such hospital or health care system’s financial statements are eligible for consolidation) revenues related to the provision of radiation therapy services or services ancillary thereto, in the aggregate, do not exceed $20 million in any fiscal year and (iii) such hospital or healthcare system is not located within 50 miles of a then existing or planned Company radiation treatment center, except for any hospital or health care system located in the New York City area or Long Island, New York for which the 50 mile restriction shall be reduced to 10 miles.

10. INJUCTIVE RELIEF. The Executive acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of the covenants set forth in Sections 8 and 9 of this Agreement and accordingly agrees that the Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in the United States District Court for the Western District of Florida or in any court in the State of Florida having subject matter jurisdiction. This provision with respect to injunctive relief shall not, however, diminish the Company’s right to claim and recover damages.

It is expressly understood and agreed that although the parties consider the restrictions contained in this Agreement to be reasonable, if a court determines that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction on the activities of the Executive, no such provision of this Agreement shall be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such extent as such court may judicially determine or indicate to be reasonable.

The Executive acknowledges and confirms that (a) the restrictive covenants contained in Sections 8 and 9 hereof are reasonably necessary to protect the legitimate business interests of the Company, and Holdings’ interests as the purchaser of the Company for substantial consideration and (b) the restrictions contained in Sections 8 and 9 hereof (including without limitation the length of the term of the provisions of Sections 8 and 9 hereof) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his full and faithful observance of each of the covenants contained in Sections 8 and 9 hereof will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of Sections 8 and 9 hereof. The Executive further acknowledges that the restrictions contained in Sections 8 and 9 hereof are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.

If the Executive shall be in violation of any provision of Sections 8 and 9, then each time limitation set forth in the applicable section shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in Sections 8 and 9 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

Sections 7 through 17 of this Agreement shall survive the termination or expiration of this Agreement.

11. Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by telecopy or facsimile (with confirmation of receipt), one day after deposit with a reputable overnight delivery service (charges prepaid) and three days after deposit in the U.S. Mail (postage prepaid and return receipt requested) to the address set forth below or such other address as the recipient party has previously delivered notice to the sending party.

(a) If to the Company:

Radiation Therapy Services Holdings, Inc.
c/o Vestar Capital Partners V, L.P.
245 Park Avenue, 41st Floor
New York, NY 10167
Attention: James L. Elrod, Jr.
Facsimile: (212) 808-4922

with copies (which shall not constitute notice) to:

Vestar Capital Partners V, L.P.
245 Park Avenue, 41st Floor
New York, NY 10167
Attention: Jack Feder
Facsimile: (212) 808-4922

Kirkland & Ellis LLP
Citigroup Center
153 E. 53rd Street
New York, NY 10022
Attention: Michael Movsovich
Facsimile: (212) 446-4900

Dr. Daniel Dosoretz
Chief Executive Officer
2234 Colonial Boulevard
Fort Myers, FL 33907
Facsimile: (239) 931-7380

Shumaker, Loop & Kendrick, LLP
101 East Kennedy Boulevard
Suite 2800
Tampa, FL 33602
Attention: Darrell C. Smith
Facsimile: (813) 229-1660

(b)            If to Executive, to the, address set forth below:

Norton L. Travis

12. SEPARABILITY. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

13. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive. The Company may assign this Agreement to any of its subsidiaries or affiliates but the Company shall remain bound by the terms hereof.

14. ENTIRE AGREEMENT. This Agreement represents the entire agreement of the parties and shall supersede the Prior Agreements and any other previous contracts, arrangements or understandings between the Company and the Executive related to employment. The Agreement may be amended at any time by mutual written agreement of the parties hereto.

15. GOVERNING LAW. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Florida, other than the conflict of laws provisions of such laws.

16. SUBMISSION TO JURISDICTION. Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Florida, and each of the Company and the Executive hereby submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. The Executive and the Company hereby irrevocably each waive any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Florida, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum

17. WAIVER OF JURY TRIAL. Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this agreement or the transactions contemplated by this agreement.

18. HEADINGS. The headings contained in this Agreement are included for convenience only and no such heading shall in any way alter the meaning of any provision.

19. WAIVER. The failure of either party to insist upon strict adherence to any obligation of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

20. COUNTERPARTS. This Agreement may be executed in two (2) counterparts, each of which shall be considered an original.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

RADIATION THERAPY SERVICES HOLDINGS, INC.

By:	/s/ Authorized Signatory
Name: Authorized Signatory
Title: Vice President

RADIATION THERAPY SERVICES, INC.

By:	/s/ Daniel E. Dosoretz
	Name:	Daniel E. Dosoretz, MD
	Title:	President — CEO Radiation Therapy Services, Inc. 21st Century Oncology, Inc

EXECUTIVE:

/s/ Norton Travis
Norton Travis

ADDRESS:

Signature Page to
Employment Agreement

EXHIBIT A

Board Memberships

CareCore National, LLC

EXHIBIT B

Form of Release

THIS RELEASE (this “Release”) is made as of this   th day of                         , 20  , by and between RADIATION THERAPY SERVICES, INC., a Florida corporation (the “Company”), and NORTON TRAVIS (“Executive”).

PRELIMINARY RECITALS

A.            Executive’s employment with the Company has terminated.

B.            Executive and the Company are parties to an Executive Employment Agreement, dated as of                 , 2008 (the “Agreement”).

AGREEMENT

In consideration of the payments due Executive under the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Executive, intending to be legally bound, does hereby, on behalf of himself and his agents, representatives, attorneys, assigns, heirs, executors and administrators (collectively, the “Executive Parties”) REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries, parents, joint ventures, and its and their officers, directors, shareholders, members, and managers, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, the “Company Parties”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive or any of the Executive Parties ever had, now has, or hereafter may have, by reason of any matter, cause or thing whatsoever, from the beginning of Executive’s initial dealings with the Company to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1966, 42 U.S.C. §1981, the Civil Rights Act of 1991, Pub. L. No. 102-166, the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq., the Fair Labor Standards Act, 29 U.S.C. §201 et seq., the National Labor Relations Act, 29 U.S.C. §151 et seq., the Civil False Claims Act, §31 U.S.C §3729 et seq and related state false claims act provisions and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, but not including such claims to payments and other rights provided Executive under the Agreement. This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. Except as specifically provided herein, it is expressly understood and agreed that this Release shall operate as a clear and unequivocal waiver by Executive of any claim for accrued or unpaid wages, benefits or any other type of payment.

2.             Executive expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Executive understands the significance of his release of unknown claims and his waiver of statutory protection against a release of unknown claims.

3.             Executive agrees that he will not be entitled to or accept any benefit from any claim or proceeding within the scope of this Release that is filed or instigated by him or on his behalf with any agency, court or other government entity.

4.             Executive further agrees and recognizes that he has permanently and irrevocably severed his employment relationship with the Company, effective as of the date hereof, that he shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ him in the future.

5.             The parties agree and acknowledge that the Agreement, and the settlement and termination of any asserted or unasserted claims against the Company and the Company Parties pursuant to this Release, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company or any of the Company Parties to Executive.

6.             Executive certifies and acknowledges as follows:

(a)           That he has read the terms of this Release, and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE the Company and all Company Parties from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Agreement and in this Release.

(b)           That he understands the significance of his release of unknown claims and his waiver of statutory protection against a release of unknown claims.

(c)           That he has signed this Release voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him and which he acknowledges is in addition to any other benefits to which he is otherwise entitled.

(d)           That he has been and is hereby advised in writing to consult with an attorney prior to signing this Release.

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(e)           That he does not waive rights or claims that may arise after the date this Release is executed or those claims arising under the Agreement with respect to payments and other rights due Executive on the date of, or during the period following, the termination of his Employment.

(f)            That the Company has provided him with adequate opportunity, including a period of twenty-one (21) days from the initial receipt of this Release and all other time periods required by applicable law, within which to consider this Release (it being understood by Executive that Executive may execute this Release less than 21 days from its receipt from the Company, but agrees that such execution will represent his knowing waiver of such 21-day consideration period), and he has been advised by the Company to consult with counsel in respect thereof.

(g)           That he has seven (7) calendar days after signing this Release within which to rescind, in a writing delivered to the Company, the portion of this Release related to claims arising under ADEA or any other claim arising under any other federal, state or local that requires extension of this revocation right as a condition to the valid release and waiver of such claim.

(h)           That at no time prior to or contemporaneous with his execution of this Release has he filed or caused or knowingly permitted the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any charge, claim or action of any kind, nature and character whatsoever (“Claim”), known or unknown, suspected or unsuspected, which he may now have or has ever had against the Company Parties which is based in whole or in part on any matter referred to in Section 1 above; and, subject to the Company’s performance under this Release, to the maximum extent permitted by law, Executive is prohibited from filing or maintaining, or causing or knowingly permitting the filing or maintaining, of any such Claim in any such forum. Executive hereby grants the Company his perpetual and irrevocable power of attorney with full right, power and authority to take all actions necessary to dismiss or discharge any such Claim. Executive further covenants and agrees that he will not encourage any person or entity, including but not limited to any current or former employee, officer, director or stockholder of the Company, to institute any Claim against the Company Parties or any of them, and that except as expressly permitted by law or administrative policy or as required by legally enforceable order he will not aid or assist any such person or entity in prosecuting such Claim.

7.             The Company (meaning, solely for this purpose, the Company’s directors and executive officers and other individuals authorized to make official communications on the Company’s behalf) will not disparage Executive or Executive’s performance or otherwise take my action which could reasonably be expected to adversely affect Executive’s personal or professional reputation, Similarly, Executive will not disparage any Company Party or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Company Party.

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8.             Executive agrees that he will not disparage or denigrate to any person any aspect of his relationship with the Company or any of its affiliates, nor the character of the Company or any of its affiliates or their respective agents, representatives, products, or operating methods, whether past, present, or future, and whether or not based on or with reference to their past relationship; provided, however, that this paragraph shall have no application to any evidence or testimony requested of Executive by any court or government agency. In the event any government agency or any of Company’s or any of its affiliates’ present or future labor unions, adverse parties in actual or potential litigation, suppliers, service providers, employees or customers initiate communications with the Executive, the Executive agrees that he will only inform any such persons, consistent with this paragraph, of his change in status and direct such persons to an appropriate officer or current employee of the Company.

9.             Miscellaneous

(a)           This Release and the Agreement, and any other documents expressly referenced therein, constitute the complete and entire agreement and understanding of Executive and the Company with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Release and including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in Section 1 hereof.

(b)           The Company Parties are intended third-party beneficiaries of this Release, and this Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Company Parties hereunder. Except and to the extent set forth in the preceding two sentences, this Release is not intended for the benefit of any Person other than the parties hereto, and no such other person or entity shall be deemed to be a third party beneficiary hereof. Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director or stockholder, irrespective of any similarity between any contract, agreement, commitment or understanding between the Company and such other employee, officer, director or stockholder, on the one hand, and any contract, agreement, commitment or understanding between the Company and Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director or stockholder, on the one hand, and Executive, on the other hand.

(c)           The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall otherwise remain in full force and effect.

(d)           This Release may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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(e)           The obligations of each of the Company and Executive hereunder shall be binding upon their respective successors and assigns. The rights of each of the Company and Executive and the rights of the Company Parties shall inure to the benefit of, and be enforceable by, any of the Company’s, Executive’s and the Company Parties’ respective successors and assigns. The Company may assign all rights and obligations of this Release to any successor in interest to the assets of the Company.

(f)            No amendment to or waiver of this Release or any of its terms shall be binding upon any party hereto unless consented to in writing by such party.

(g)           ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

* * * * *

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Intending to be legally bound hereby, Executive and the Company have executed this Release as of the date first written above.

[NAME]

By:
Name:
Title:

READ CAREFULLY BEFORE SIGNING

I have read this Release and have been given adequate opportunity, including 21 days from my initial receipt of this Release, to review this Release and to consult legal counsel prior to my signing of this Release. I understand that by executing this Release I will relinquish certain rights or demands I may have against the Company Parties or any of them.

[Name]

Witness: